Exhibit 99.1

PeopleSupport Reports Record Revenues for Fourth Quarter and Fiscal Year 2006

         Company achieves 77% full year annual revenue growth

     Record quarterly revenues of $31.0 million, up 82% from same quarter last year


    LOS ANGELES--(BUSINESS WIRE)--March 8, 2007--PeopleSupport, Inc. (Nasdaq: PSPT), a leading offshore business process outsourcing (BPO) provider, today announced financial results for its fourth quarter and fiscal year ended December 31, 2006.

    -- Revenue in the fourth quarter of 2006 was a record $31.0 million, an increase of 82% from the $17.0 million reported in the fourth quarter of 2005.

    -- Net income for the fourth quarter of 2006 was $4.0 million, or $0.19 per basic share and $0.18 per diluted share, based on
        21.1 million basic and 21.8 million diluted weighted average shares outstanding, as compared to net income for the fourth quarter of 2005 of $12.3 million, or $0.67 per basic share and $0.65 per diluted share, based on 18.3 million basic and 18.9 million diluted weighted average shares outstanding. Included in net income was a tax benefit of $9.6 million in the fourth quarter of 2005 which increased diluted EPS for that period by an estimated $0.51, compared to a tax benefit of $2.3 million in the fourth quarter of 2006 which increased diluted EPS by an estimated $0.11.

    -- For the full year 2006, PeopleSupport reported record revenues of $110.1 million, an increase of 77% from $62.1 million reported for the full year 2005.

    -- Net income for the full year 2006 was $14.2 million, or $0.74 per basic share and $0.72 per diluted share, based on 19.1 million basic and 19.6 million diluted weighted average shares outstanding, as compared to net income for full year 2005 of $22.8 million, or $1.26 per basic share and $1.21 per diluted share, based on 18.2 million basic and 18.9 million diluted weighted average shares outstanding. Additional reductions of deferred tax valuation allowance increased diluted EPS by approximately $0.07 in 2006 and $0.65 in 2005. For 2006,
        PeopleSupport recorded an income tax charge of $1.3 million and had additional reductions of its deferred tax valuation allowance amounting to $1.4 million, resulting in a net GAAP tax benefit of approximately $0.1 million. By comparison, during 2005, PeopleSupport recorded an additional reduction of $12.3 million in the deferred tax valuation asset allowance, contributing to the $12.1 million net GAAP tax benefit recorded in the year.

    -- Net cash provided by operating activities for 2006 was $22.2 million, compared with $16.7 million for 2005.

    "PeopleSupport reported a solid quarter of higher than expected revenue growth," said Lance Rosenzweig, PeopleSupport's Chairman and Chief Executive Officer. "For the year, PeopleSupport delivered industry leading growth of 77%. We are building on a broad base of established clients and recent wins with significant potential. We are focused on deepening our expertise in financial services, technology, travel and telecom sectors, and we began considering insurance and healthcare, where we see great potential for BPO. During the fourth quarter of 2006, PeopleSupport invested in our production capacity and IT infrastructure. Production seats increased to 5,600 at the end of 2006, up from 3,100 at the end of 2005 and approximately 5,000 at the end of the third quarter of 2006. We are excited about our opportunities ahead."

    Caroline Rook, PeopleSupport's Chief Financial Officer, commented, "As a result of our higher than expected growth and in order to prepare for future growth, PeopleSupport made significant investments. Fourth quarter 2006 margins softened as a result of several factors, including an appreciating Philippine Peso relative to the U.S. dollar, an increase in FAS 123R non-cash stock-based compensation expenses and some other costs that might generally occur during a period of rapid growth. Our goal is to optimize our cost structure as we continue to increase our production capacity and strive to mitigate our Philippine Peso risk with a hedging strategy."

    Fourth Quarter 2006 Financial Highlights

    Revenues - For the fourth quarter of 2006, PeopleSupport reported record revenues of $31.0 million, as compared to $17.0 million in the fourth quarter of 2005, representing 82% growth year-over-year. Demand for customer management services was robust, with new clients ramping up in key vertical industries. The financial services and technology industries experienced the most rapid growth in the quarter due to increased revenues from clients signed in recent quarters. Other industry sectors, such as travel and telecommunications, continued to show solid performance.

    Cost of Revenues - During the fourth quarter of 2006, cost of revenues was $21.2 million, or 68% of revenues, as compared to $9.9 million, or 58% of revenues, in the fourth quarter of 2005. On a year-over-year basis, cost of revenues was impacted in the fourth quarter of 2006 by our rapid growth. Factors impacting margins included the inability to charge full rates during periods of rapid client growth, the appreciation of the Philippine Peso versus the U.S. dollar, investments in our production capacity in the Philippines, investments in our IT infrastructure, the nature of our contract in Costa Rica with a single anchor client and increased non-cash, stock-based compensation charges. On a quarter-over-quarter basis, cost of revenues was impacted by items as detailed above as well as fourth quarter seasonality and additional year-end expenses.

    Selling, General and Administrative - For the fourth quarter of 2006, selling, general and administrative expense was $6.3 million, or 20% of revenues, as compared to $3.6 million, or 22% of revenues, in the fourth quarter of 2005. 2006 was the first year of non-cash FAS 123R stock-based compensation charges, and the net increase in non-cash stock-based compensation charges from the fourth quarter of 2005 increased sales, general and administrative by 1% of revenues. Additionally, as compared to the third quarter of 2006, we incurred increased Sarbanes-Oxley compliance and audit costs, and increased our bad debt reserve in the fourth quarter of 2006.

    Depreciation and amortization - For the fourth quarter of 2006, depreciation was $2.7 million, or 8.6% of revenues, as compared to fourth quarter 2005 depreciation of $1.2 million, or 6.9% of revenues. PeopleSupport made significant investments in its IT infrastructure and continued its production capacity expansion. During the fourth quarter of 2006, depreciation increased primarily due to infrastructure build and $0.4 million of additional amortization related to our software licenses.

    Income from Operations - PeopleSupport's fourth quarter 2006 operating income was $0.8 million, as compared to operating income of $2.3 million in the fourth quarter of 2005. Operating margins in the fourth quarter of 2006 were 3% versus 14% in the fourth quarter of 2005 and 13% in the third quarter of 2006. The decrease was due primarily to increased cost of revenues, sales, general and administrative expenses, the Philippine Peso appreciation versus the U.S. dollar, stock-based FAS 123R expenses and depreciation, primarily as detailed above.

    Stock-based Compensation - In the fourth quarter of 2006, the total charge related to non-cash, stock-based compensation, resulting from FAS 123R, was $0.9 million, of which $0.3 million was associated with cost of revenue and $0.6 million with selling, general and administrative expenses. This compared to non-cash, pre-IPO stock-based compensation charges in the fourth quarter of 2005 of $0.2 million, of which $0.1 million was associated with cost of revenue and $0.1 million with selling, general and administrative expenses.

    Income Taxes - During the fourth quarter of 2006, PeopleSupport recorded a net income tax benefit of $2.3 million. This was primarily due to two issues. One of them was a $1.4 million net tax benefit associated with a lower actual effective tax rate based on a lower mix of U.S. earned income versus foreign earned income. Also, management determined that it was more likely than not that the company would continue to generate taxable income from operations and be able to realize certain tax benefits arising from the use of its net operating loss carryforwards and, as a result, reduced its remaining additional tax valuation allowance of $0.9 million in the fourth quarter. During the fourth quarter of 2005, the company had additional reductions in its tax valuation allowance of $9.7 million, resulting in a net GAAP tax benefit of approximately $9.6 million.

    Net Income - Net income for the fourth quarter of 2006 was $4.0 million or $0.19 per basic share and $0.18 per diluted share, based on
21.1 million basic and 21.8 million diluted weighted average shares outstanding, as compared to net income for the fourth quarter of 2005 of $12.3 million or $0.67 per basic share and $0.65 per diluted share, based on 18.3 million basic and 18.9 million diluted weighted average shares outstanding. Net income for the fourth quarter of 2006 included non-cash FAS 123R expenses of approximately $0.9 million, as compared to non-cash stock-based compensation charges relating to pre-IPO stock options of $0.2 million in the fourth quarter of 2005. Furthermore, as we settle our intercompany balance in the Philippines, we accounted for a non-cash foreign exchange charge of $0.3 million in other expense. A tax benefit of $9.6 million in the fourth quarter of 2005 increased diluted EPS for that period by an estimated $0.51, compared to a tax benefit of $2.3 million in the fourth quarter of 2006 increasing diluted EPS by an estimated $0.11. The additional tax valuation allowance release and FAS 123R expenses in the fourth quarter of 2006 had the effect of decreasing net income by $0.1 million, whereas the additional tax valuation allowance release and non-cash, stock-based compensation charges in the fourth quarter of 2005 had the effect of increasing net income by $9.5 million in the fourth quarter of 2005.

    Fiscal Year 2006 Financial Highlights

    Revenues - PeopleSupport reported revenues for 2006 of $110.1 million, a 77% increase over the $62.1 million reported for fiscal year 2005. Revenues for the full year were robust across all industry verticals. Organic revenue growth, excluding our transcription and captioning business acquired in 2006, was approximately 60%.

    Cost of Revenues - For the full year 2006, cost of revenues was $70.2 million, or 64% of revenues, as compared to $35.7 million, or 58% of revenues, for the full year 2005. As a percentage of revenues, cost of revenues increased primarily due to the appreciation of the Philippine Peso versus the U.S. dollar, our investment in our production capacity in the Philippines and Costa Rica, the nature of our contract in Costa Rica with a single anchor client, our transcription and captioning business with U.S. operations and related transition costs, and first year of FAS 123R expenses.

    Selling, General and Administrative - For fiscal year 2006, selling, general and administrative expense was $20.7 million, or 19% of revenues, as compared to $12.6 million, or 20% of revenues, in fiscal year 2005. First year of FAS 123R expenses increased by $1.5 million, or 1% of revenues, against non-cash stock-based compensation charges in the prior year.

    Net Income - Net income for the full year 2006 was $14.2 million, or $0.74 per basic share and $0.72 per diluted share, based on 19.1 million basic and 19.6 million diluted weighted average shares outstanding, as compared to net income for full year 2005 of $22.8 million, or $1.26 per basic share and $1.21 per diluted share, based on 18.2 million basic and 18.9 million diluted weighted average shares outstanding. The additional deferred tax valuation allowance release increased diluted EPS by approximately $0.07 in 2006 and $0.65 in 2005. For fiscal year 2006, PeopleSupport recorded an income tax charge of $1.3 million, reduced its remaining additional tax valuation allowance of $1.4 million, resulting in a net GAAP tax benefit of approximately $0.1 million. By comparison, during fiscal year 2005, the company recorded an income tax charge of $0.2 million, reduced additional deferred tax valuation allowance of $12.3 million, resulting in a net GAAP tax benefit of approximately $12.1 million. Net income for fiscal year 2006 included non-cash FAS 123R expenses of $2.8 million, as compared to non-cash, stock-based compensation charges relating to pre-IPO stock options of $0.9 million in 2005. The additional deferred tax valuation allowance reduction offset by FAS 123R charges for fiscal year 2006 had the net effect of decreasing net income by $1.4 million, whereas the additional deferred tax valuation allowance reduction and non-cash, stock-based compensation charges for fiscal year 2005 had the net effect of increasing net income by $11.4 million.

    Cash Flow - Net cash provided by operating activities for 2006 was $22.2 million, as compared with $16.7 million in 2005. 2006 pre-tax income increased to $14.1 million from $10.8 million in 2005, while cash taxes paid were $0.8 million, compared to $0.1 million in 2005. Capital expenditures were $17.3 million in 2006, as compared with $7.3 million in 2005 primarily due to the expansion of our Philippine and Costa Rican build out.

    PeopleSupport had cash and cash equivalents and marketable securities totaling $140.5 million as of December 31, 2006, as compared to $51.6 million reported at the end of 2005. This significant increase was primarily a result of our secondary offering in November 2006. The company continues to have no significant long-term debt.

    As of December 31, 2006, PeopleSupport employed more than 8,000 employees worldwide, as compared to approximately 4,200 employees as of December 31, 2005.

    Business Outlook

    For the first quarter of 2007, the company expects revenues to be between $32 million and $33 million. For the same period, the company expects diluted earnings per share to be $0.10 to $0.12 based on approximately 24.3 million shares outstanding on a diluted basis. Guidance includes a tax rate of 20%, as GAAP taxes are currently forecasted to be in an approximate range of 15% to 20% in 2007. Additionally, first quarter guidance accounts for FAS 123R expenses resulting in non-cash, stock-based compensation charges of approximately $1.1 million or $0.04 per share on a diluted basis.

    For the full year of 2007, the company expects revenues to be between $140 million and $144.5 million.

    Conference Call with Management

    PeopleSupport's executive management will host a conference call for investors and all interested parties today at 5:30 p.m. Eastern Time (2:30 p.m. Pacific Time). The call will be broadcast over the Internet. To listen to the event via the Internet, please follow the instructions that will be available on the investor relations section of PeopleSupport's Web site at www.peoplesupport.com. A replay of the conference call will be available on the company's Web site for an extended period of time.

    About PeopleSupport

    PeopleSupport, Inc. (Nasdaq: PSPT), is a leading offshore business process outsourcing (BPO) provider that offers customer management, transcription and captioning and additional BPO services from its centers in the Philippines, Costa Rica and the United States. PeopleSupport's services are designed to reduce costs, improve performance and increase revenues by delivering high quality, value-added, multilingual voice and text services. A majority of PeopleSupport's services are performed in the Philippines, where PeopleSupport is one of the largest outsourcing companies, employing more than 7,500 college-educated, fluent English speaking personnel. Headquartered in Los Angeles, California, with more than 8,000 employees worldwide, PeopleSupport serves clients in a variety of industries, such as travel and hospitality, financial services, technology, telecommunications, consumer products, healthcare and insurance, law enforcement, entertainment and education. For more information, visit www.peoplesupport.com.

    Forward Looking Statements

    Certain statements in this press release, including without limitation, those related to anticipated revenues, net income and earnings for the first quarter ending March 31, 2007, and anticipated revenue for the full year ending December 31, 2007, expectations regarding expenses, industry and company trends, and market opportunities are forward looking. The company generally identifies forward-looking statements by using such terms as "may," "will," "could," "should," "potential," "continue," "expect," "intend," "plan," "estimate," "anticipate," "believe," or similar phrases or the negatives of such terms. The company bases these statements on management's beliefs as well as assumptions using information currently available. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause anticipated results to differ include: the company's dependence on a limited number of clients; foreign currency exchange risk; negative public reaction to offshore outsourcing; unanticipated technological changes and requirements, including changes that reduce the demand for the company's services; competitive conditions in the markets the company serves; the company's ability to manage growth, including integration of acquired companies; risks associated with operations in the Philippines and Costa Rica; changes in government regulations; and other risks identified from time-to-time in the company's filings with the Securities and Exchange Commission. These forward-looking statements represent estimates and assumptions only as of the date they are made. The company undertakes no obligation to update or revise these forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made. You should review the risk factors described in reports and registration statements that the company files from time to time with the Securities and Exchange Commission.


                 PEOPLESUPPORT, INC. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS
           (Unaudited, in thousands, except per share data)

                                                    As of December 31,
                                                    ------------------
                                                      2006     2005
                                                    --------- --------
Assets
Current assets:
  Cash and cash equivalents                          $92,455  $27,760
  Marketable securities                               16,369   23,853
  Accounts receivable, net of allowance for
   doubtful accounts of $947 and $487                 18,127    8,414
  Deferred tax assets                                  1,888    4,226
  Prepaid expenses and other current assets            5,745    2,448
                                                    --------- --------
Total current assets                                 134,584   66,701

Property and equipment, net                           22,080   10,622
Marketable securities, available for sale             31,709       --
Deferred management incentive plan compensation           --      598
Deferred tax assets                                   18,372   15,051
Goodwill                                               7,311       --
Other long-term assets                                 3,535    1,354
                                                    --------- --------
Total assets                                        $217,591  $94,326
                                                    ========= ========

Liabilities and stockholders' equity
Current liabilities:
  Accounts payable                                    $7,389   $2,181
  Accrued liabilities                                  9,334    3,912
  Management incentive plan obligation                   629      475
  Deferred revenue                                     4,515    3,481
  Other current liabilities                               47       69
  Current portion of capital lease obligations            59       --
                                                    --------- --------
Total current liabilities                             21,973   10,118

Management incentive plan obligation                      --      474
Deferred rent                                          1,812      978
Other long-term liabilities                              791      364
                                                    --------- --------

Total liabilities                                     24,576   11,934
                                                    --------- --------

Minority interest                                         29       --

Commitments and contingencies

Stockholders' equity
  Common stock, $.001 par value; authorized 87,000
   shares; 23,479 and 18,306 shares issued and
   outstanding at December 31, 2006 and 2005,
   respectively                                           23       18
  Additional paid-in capital                         208,044  113,234
  Accumulated deficit                                (16,062) (30,214)
  Accumulated other comprehensive income                 981      342
  Deferred stock compensation                             --     (988)
                                                    --------- --------
Total stockholders' equity                           192,986   82,392
                                                    --------- --------
Total liabilities and stockholders' equity          $217,591  $94,326
                                                    ========= ========


                 PEOPLESUPPORT, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF OPERATIONS
                       AND COMPREHENSIVE INCOME
           (Unaudited, in thousands, except per share data)

                                Three Months Ended     Years Ended
                                   December 31,       December 31,
                                ------------------ -------------------
                                  2006     2005      2006      2005
                                --------- -------- --------- ---------

Revenues                         $31,008  $17,012  $110,119  $ 62,124
Cost of revenues (exclusive of
 depreciation expense shown
 below)                           21,230    9,941    70,203    35,733
Selling, general and
 administrative                    6,296    3,597    20,719    12,554
Depreciation and amortization      2,671    1,167     7,467     4,414
                                --------- -------- --------- ---------

  Income from operations             811    2,307    11,730     9,423
                                --------- -------- --------- ---------

Interest expense                       1       --         8        --
Interest income                   (1,115)    (451)   (2,548)   (1,388)
Other expense                        286       16       212        47
                                --------- --------  -------- ---------

Income before income tax
 benefit                           1,639    2,742    14,058    10,764

Income tax benefit                (2,318)  (9,579)      (94)  (12,065)
                                --------- -------- --------- ---------

Net income                         3,957   12,321    14,152    22,829
Foreign currency translation
 gain                               (274)    (385)     (632)     (411)
Unrealized (gain) loss on
 securities                           29       52        (7)      149
                                  -------  ------- --------- ---------

Comprehensive income             $ 4,202  $12,654  $ 14,791  $ 23,091
                                  =======  ======= ========= =========

Basic earnings per share         $  0.19  $  0.67  $   0.74  $   1.26
Diluted earnings per share       $  0.18  $  0.65  $   0.72  $   1.21
Basic weighted average shares
 outstanding                      21,081   18,268    19,088    18,165
Diluted weighted average shares
 outstanding                      21,840   18,932    19,621    18,917


                 PEOPLESUPPORT, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS
                      (Unaudited, in thousands)

                                                       Years Ended
                                                        December 31,
                                                     -----------------
                                                      2006     2005
                                                     -------- --------
OPERATING ACTIVITIES
Net income                                           $14,152  $22,829
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depreciation and amortization                        7,467    4,414
  Provision for doubtful accounts                        460      102
  Stock-based compensation                             2,794      882
  Amortization of Management Incentive Plan              342      342
  Loss on disposal of property and equipment               3       64
  Benefit for deferred income taxes                   (1,104) (12,269)
  Tax benefits from employee stock option exercises     (998)      --
Changes in operating assets and liabilities:
  Accounts receivable                                 (8,949)  (2,953)
  Prepaid expenses and other assets                   (1,282)    (770)
  Other long-term assets                              (1,297)    (805)
  Accounts payable and accrued liabilities            10,874    3,225
  Deferred rent                                          146       --
  Deferred revenue                                      (421)   1,606
                                                     -------- --------
Net cash provided by operating activities             22,187   16,667

INVESTING ACTIVITIES
Acquisitions, net of cash acquired                    (8,968)      --
Collections applied to principal of receivable
 portfolios                                               --        7
Purchases of property and equipment                  (17,307)  (7,327)
Proceeds from sale of property and equipment              --      120
Restricted cash equivalent                                --      422
Proceeds from called short term investments               --    2,000
Purchases of marketable securities                   (48,077) (29,600)
Maturities of marketable securities                   23,852    3,600
                                                     -------- --------
Net cash used in investing activities                (50,500) (30,778)

FINANCING ACTIVITIES
Payments of capital lease obligation                    (380)      --
Net proceeds from public offering of common stock     90,882       --
Tax benefits from employee stock option exercises        998       --
Proceeds from the exercise of stock options            1,469      295
                                                     -------- --------
Net cash provided by financing activities             92,969      295
Effect of exchange rate changes on cash                   39       (7)
                                                     -------- --------
Net increase (decrease) in cash and cash equivalents  64,695  (13,823)
Cash and cash equivalents, beginning of period        27,760   41,583
                                                     -------- --------
Cash and cash equivalents, end of period             $92,455  $27,760
                                                     ======== ========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid for the period                              $8      $--
Taxes paid for the period                                813       48
NON-CASH INVESTING AND FINANCING ACTIVITIES
Unrealized holding gain (loss) on marketable
 securities                                               $7    $(146)
Construction in progress incurred but not paid           323    1,329
Non-cash purchases of property and equipment             873       --
Non-cash tax benefit from disqualifying dispositions     639      189

    CONTACT: PeopleSupport, Inc.
             Peter Hargittay
             Director of Marketing & Investor Relations
             310-824-6182
             Fax: 310-824-6299
             phargittay@peoplesupport.com
             www.peoplesupport.com